EXHIBIT 99.1

TRANSMERIDIAN EXPLORATION INCORPORATED

TRANSMERIDIAN EXPLORATION INC.

FORM OF REGISTRATION STATEMENT QUESTIONNAIRE

For purposes of the Equity Registration Statement, please provide us with the following information:

SECTION 1. Pursuant to the “Selling Shareholder” section of the Equity Registration Statement, please state your or your organization’s name exactly as it should appear in the Equity Registration Statement:

SECTION 2. Please provide the number of shares of Common Stock that you, your organization or any affiliates own immediately prior to the date of the Purchase Agreement:

Your Name (or name of Affiliated Entity)	Number of Shares Owned

SECTION 3. Have you or your organization had any position, office or other material relationship within the past three years with the Parent or its affiliates?

☐  Yes     ☐  No

If yes, please indicate the nature of any such relationships below:

SECTION 4. (a) Are you (i) an NASD Member (see definition), (ii) a Controlling (see definition) shareholder of an NASD Member, (iii) a Person Associated with a Member of the NASD (see definition), or (iv) an Underwriter or a Related Person (see definition) with respect to the proposed offering; or (b) do you own any shares or other securities of any NASD Member not purchased in the open market; or (c) have you made any outstanding subordinated loans to any NASD Member?

Answer: ☐  Yes     ☐  No If “yes”, please describe below.